EXHIBIT 5

                         Opinion and consent of Counsel


                                December 20, 2001


BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia  30309-3610

Ladies and Gentlemen:

     I  am  Chief  Securities  Counsel  of  BellSouth  Corporation,   a  Georgia
corporation (the "Company"), and have been asked to render this opinion in connection with the Registration Statement on Form S-8 which the Company proposed to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 20 million shares of common stock (par value $1.00 per share) of the Company (the "Shares") which are to be offered pursuant to the BellSouth Corporation Stock Plan (the "Plan").

     I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

     In this regard, I am of the opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Georgia.

     2. All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Opinions."

                                            Very truly yours,

                                            /s/ Stacey K. Geer
                                            Stacey K. Geer
                                            Chief Securities Counsel